Exhibit 17(e)

[LOGO] Merrill Lynch Investment Managers

Annual Report

October 31, 2001

Merrill Lynch
Large Cap
Core Fund

Of Merrill Lynch Large Cap Series Funds, Inc.

www.mlim.ml.com

                        MERRILL LYNCH LARGE CAP CORE FUND

A Special Message to Shareholders

               THE U.S. ECONOMY & THE AFTERMATH OF SEPTEMBER 11th

      A Perspective from Bob Doll, President & Chief Investment Officer of
                    Merrill Lynch Investment Managers, L.P.

For Americans, the world was changed forever on September 11th. In looking for some perspective, I have been reassured by my belief that the pride of America is its people and its economy. In the wake of this attack, there has been no question about the mettle of Americans--across the country, they have risen to the occasion again and again by helping the victims and raising the flag. But there are many important questions about the American economy, the engine of our way of life, that have yet to be answered, indeed, that may take months to answer.

During the coming days, weeks and months, navigating a course through the financial markets will be challenging. The resolve of Americans and the U.S. Government will be tested. But history tells us that Americans and America are resilient. And we know that the market will eventually rally. As President Bush told the nation in his speech on September 20th, "Terrorists attacked a symbol of prosperity. They did not touch its source. America is successful because of the hard work and creativity and enterprise of our people. They were the true strengths of our economy before September 11th and they are our strengths today."

For the rest of this year at least, the main event will be a market of tug-of-war as consumer demand shock vies with proactive monetary and fiscal policies from the Fed and government, which may pump as much as $100 billion into the economy. Where we go and when we get there will depend on the government's ability to reinvigorate consumer and business confidence. Eventually, the market will get back to focusing on the basics--economic and earnings fundamentals.

There is no doubt that these are extraordinarily trying times. But we have been through trying times before, and the economy has always emerged stronger than ever. We have no reason to believe this time will be any different.

                             Merrill Lynch Large Cap Core Fund, October 31, 2001

DEAR SHAREHOLDER

Investment Strategy

Merrill Lynch Large Cap Core Fund invests primarily in a diversified portfolio of equity securities of large cap companies that Fund management selects from among the securities found in the Russell 1000(R) Index. Our investment process attempts to add value through both security selection and portfolio construction. Security selection involves the use of quantitative selection criteria including earnings momentum, earnings surprise and valuation. These criteria are input into a proprietary quantitative model and are subject to selective fundamental overrides. Portfolio construction consists of an optimization process with risk management controlling style, capitalization, sector and individual security selection.

Fiscal Year in Review

For the 12 months ended October 31, 2001 the Fund's Class A, Class B, Class C and Class D Shares had total returns of -22.65%, -23.47%, -23.47% and -22.80%, respectively. Since inception (December 22, 1999) through October 31, 2001, the Fund's Class A, Class B, Class C and Class D Shares had total returns of -8.96%, -10.69%, -10.69% and -9.37%, respectively. (Fund results shown do not reflect sales charges. Complete performance information can be found on pages 4-6 of this report to shareholders.) This compares favorably to the -26.04% and -25.83% total returns for the benchmark unmanaged Russell 1000(R) Index for the year ended October 31, 2001 and for the period December 31, 1999 to October 31, 2001, respectively. While absolute performance in the markets was difficult during the last year, we used the period to gain relative performance compared to our benchmarks and competitive peer groups. During the fiscal year ended October 31, 2001, the largest significant positive contributors to performance included our overweight and stock selection in energy and health care issues, and stock selection in financial companies. The largest negative contributor to performance was our allocation to the information technology area. The largest positive contributors to performance relative to the benchmark during the last 12 months included EMC Corporation, AutoZone Inc., Ultramar Diamond Shamrock Corporation and Sun Microsystems, Inc.

Based on the rallies we have seen in equity markets since their sharp declines in September, we believe that markets are reflecting the view that the current monetary and fiscal policy changes will have an effect and are giving the present economic and profits environment the benefit of the doubt. While we do not expect the current pace of the market to continue, and acknowledge that we still probably have some correction and testing ahead, we still believe that the lows of September 21, 2001 marked a major bottom in equity markets.

We are defensively positioned in the portfolio, concentrating on sectors and stocks with near-term earnings deliverability and reasonable valuations. We believe our next major decision is when to introduce more cyclicality into the portfolio in anticipation of economic and market recovery. At this time, it is our opinion that any recovery is still somewhat premature. As a result, we are above benchmark weights in consumer discretionary and health care issues, and below benchmark weights in telecommunication services, information technology and materials. We believe that small-, mid- and large-capitalization stocks are more attractive than mega cap companies, and the Portfolio reflects this position.

In Conclusion

We thank you for your investment in Merrill Lynch Large Cap Core Fund, and we look forward to reviewing our outlook and strategy with you in our next report to shareholders.

Sincerely,


/s/ Terry K. Glenn

Terry K. Glenn
President and Director/Trustee


/s/ Robert C. Doll, Jr.

Robert C. Doll, Jr.
Senior Vice President and
Portfolio Manager

December 7, 2001

The Fund's transfer agency fee schedule has been amended. Under the revised schedule, the fees payable to Financial Data Services, Inc., the transfer agent for the Fund, now range from $16 to $23 per shareholder account (depending upon the level of service required) or 0.10% of account assets for certain accounts that participate in certain fee-based programs.

MASTER LARGE CAP CORE PORTFOLIO (unaudited)

Portfolio Information as of October 31, 2001 (unaudited)

                                                                      Percent of
Ten Largest Equity Holdings                                           Net Assets
Johnson & Johnson ....................................................   2.8%
General Electric Company .............................................   2.7
Bank of America Corporation ..........................................   2.0
Philip Morris Companies Inc. .........................................   2.0
Exxon Mobil Corporation ..............................................   1.8
Pfizer Inc. ..........................................................   1.7
Microsoft Corporation ................................................   1.6
Electronic Data Systems Corporation ..................................   1.4
Citigroup Inc. .......................................................   1.4
Washington Mutual, Inc. ..............................................   1.3

                                                                      Percent of
Five Largest Industries                                               Net Assets
Health Care Providers & Services .....................................  13.6%
Banks ................................................................  12.4
Pharmaceuticals ......................................................  10.4
Specialty Retail .....................................................   6.4
Oil & Gas ............................................................   6.0


                                     2 & 3

                             Merrill Lynch Large Cap Core Fund, October 31, 2001

PERFORMANCE DATA

About Fund Performance

Investors are able to purchase shares of the Fund through the Merrill Lynch Select Pricing(SM) System, which offers four pricing alternatives:

o Class A Shares incur a maximum initial sales charge (front-end load) of 5.25% and bear no ongoing distribution or account maintenance fees. Class A Shares are available only to eligible investors.

o Effective June 1, 2001, Class B Shares are subject to a maximum contingent deferred sales charge of 4% declining to 0% after six years. All Class B Shares purchased prior to June 1, 2001 will maintain the four-year schedule. In addition, Class B Shares are subject to a distribution fee of 0.75% and an account maintenance fee of 0.25%. These shares automatically convert to Class D Shares after approximately eight years. (There is no initial sales charge for automatic share conversions.)

o Class C Shares are subject to a distribution fee of 0.75% and an account maintenance fee of 0.25%. In addition, Class C Shares are subject to a 1% contingent deferred sales charge if redeemed within one year of purchase.

o Class D Shares incur a maximum initial sales charge of 5.25% and an account maintenance fee of 0.25% (but no distribution fee).

None of the past results shown should be considered a representation of future performance. Performance results do not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares. Figures shown in the "Recent Performance Results" and "Average Annual Total Return" tables assume reinvestment of all dividends and capital gains distributions at net asset value on the ex-dividend date. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Dividends paid to each class of shares will vary because of the different levels of account maintenance, distribution and transfer agency fees applicable to each class, which are deducted from the income available to be paid to shareholders. The Fund's Administrator voluntarily waived a portion of its administration fee. Without such waiver, the Fund's performance would have been lower.

Recent Performance Results*

                                             6-Month       12-Month     Since Inception
As of October 31, 2001                    Total Return   Total Return    Total Return
=======================================================================================
ML Large Cap Core Fund Class A Shares       -10.43%         -22.65%        - 8.96%
---------------------------------------------------------------------------------------
ML Large Cap Core Fund Class B Shares       -10.88          -23.47         -10.69
---------------------------------------------------------------------------------------
ML Large Cap Core Fund Class C Shares       -10.88          -23.47         -10.69
---------------------------------------------------------------------------------------
ML Large Cap Core Fund Class D Shares       -10.47          -22.80         - 9.37
=======================================================================================

* Investment results shown do not reflect sales charges; results shown would be lower if a sales charge was included. Total investment returns are based on changes in net asset values for the periods shown, and assume reinvestment of all dividends and capital gains distributions at net asset value on the ex-dividend date. Performance results are for a limited asset pool. The Fund's inception date is 12/22/99.

Class A & Class B Shares

Total Return Based on a $10,000 Investment

A line graph depicting the growth of an investment in the Fund's Class A & Class B Shares compared to growth of an investment in the Russell 1000(R) Index. Values are from December 22 1999 to October 2001:

                                                 12/22/99**    10/00      10/01
ML Large Cap Core Fund+--Class A Shares*         $ 9,475       $11,152    $8,626
ML Large Cap Core Fund+--Class B Shares*         $10,000       $11,670    $8,574

                                                 12/31/99      10/00      10/01
Russell 1000(R) Index++                          $10,000       $10,028    $7,417

 * Assuming maximum sales charge, transaction costs and other operating expenses, including administration fees.
**    Commencement of operations.
 + ML Large Cap Core Fund invests all of its assets in the Master Large Cap Core Portfolio of the Master Large Cap Series Trust. The Portfolio invests primarily in a diversified portfolio of equity securities of large cap companies located in the United States that the Investment Adviser believes blends growth and value.
++ This unmanaged broad-based Index measures the performance of the 1,000 largest companies in the Russell 3000(R) Index, which represents approximately 92% of the total market capitalization of the Russell 3000 Index. The starting date for the Index in the graph is from 12/31/99.

      Past performance is not predictive of future performance.

Average Annual Total Return

                                              % Return Without   % Return With
                                                Sales Charge      Sales Charge**
================================================================================
Class A Shares*
================================================================================
One Year Ended 9/30/01                             -23.98%            -27.97%
--------------------------------------------------------------------------------
Inception (12/22/99) through 9/30/01               - 5.28             - 8.11
--------------------------------------------------------------------------------
 *    Maximum sales charge is 5.25%.
**    Assuming maximum sales charge.

                                                        % Return      % Return
                                                      Without CDSC   With CDSC**
================================================================================
Class B Shares*
================================================================================
One Year Ended 9/30/01                                   -24.72%       -27.73%
--------------------------------------------------------------------------------
Inception (12/22/99) through 9/30/01                     - 6.24        - 8.37
--------------------------------------------------------------------------------
 * Maximum contingent deferred sales charge is 4% and is reduced to 0% after 6 years.
**    Assuming payment of applicable contingent deferred sales charge.


                                     4 & 5

                             Merrill Lynch Large Cap Core Fund, October 31, 2001

PERFORMANCE DATA (concluded)

Class C & Class D Shares

Total Return Based on a $10,000 Investment

A line graph depicting the growth of an investment in the Fund's Class C & Class D Shares compared to growth of an investment in the Russell 1000(R) Index. Values are from December 22 1999 to October 2001:

                                                 12/22/99**    10/00      10/01
ML Large Cap Core Fund+--Class C Shares*         $10,000       $11,670    $8,931
ML Large Cap Core Fund+--Class D Shares*         $ 9,475       $11,124    $8,588

                                                 12/31/99      10/00      10/01
Russell 1000(R) Index++                          $10,000       $10,028    $7,417

 * Assuming maximum sales charge, transaction costs and other operating expenses, including administration fees.
**    Commencement of operations.
 + ML Large Cap Core Fund invests all of its assets in the Master Large Cap Core Portfolio of the Master Large Cap Series Trust. The Portfolio invests primarily in a diversified portfolio of equity securities of large cap companies located in the United States that the Investment Adviser believes blends growth and value.
++ This unmanaged broad-based Index measures the performance of the 1,000 largest companies in the Russell 3000(R) Index, which represents approximately 92% of the total market capitalization of the Russell 3000 Index. The starting date for the Index in the graph is from 12/31/99.

      Past performance is not predictive of future performance.

Average Annual Total Return

                                                        % Return      % Return
                                                      Without CDSC   With CDSC**
================================================================================
Class C Shares*
================================================================================
One Year Ended 9/30/01                                   -24.72%        -25.47%
--------------------------------------------------------------------------------
Inception (12/22/99) through 9/30/01                     - 6.24         - 6.24
--------------------------------------------------------------------------------
 * Maximum contingent deferred sales charge is 1% and is reduced to 0% after 1 year.
**    Assuming payment of applicable contingent deferred sales charge.

                                             % Return Without    % Return With
                                                Sales Charge      Sales Charge**
================================================================================
Class D Shares*
================================================================================
One Year Ended 9/30/01                             -24.14%            -28.12%
--------------------------------------------------------------------------------
Inception (12/22/99) through 9/30/01               - 5.52             - 8.35
--------------------------------------------------------------------------------
 *    Maximum sales charge is 5.25%.
**    Assuming maximum sales charge.

STATEMENT OF ASSETS AND LIABILITIES

MERRILL LYNCH
LARGE CAP
CORE FUND      As of October 31, 2001
===================================================================================================================================
Assets:        Investment in Master Large Cap Core Portfolio, at value (identified
               cost--$410,419,345) ................................................................                   $ 407,876,148
               Prepaid registration fees and other assets .........................................                         144,135
                                                                                                                      -------------
               Total assets .......................................................................                     408,020,283
                                                                                                                      -------------
===================================================================================================================================
Liabilities:   Payables:
                  Distributor .....................................................................   $     249,333
                  Administrator ...................................................................          86,687         336,020
                                                                                                      -------------
               Accrued expenses and other liabilities .............................................                         138,438
                                                                                                                      -------------
               Total liabilities ..................................................................                         474,458
                                                                                                                      -------------
===================================================================================================================================
Net Assets:    Net assets .........................................................................                   $ 407,545,825
                                                                                                                      =============
===================================================================================================================================
Net Assets     Class A Shares of Common Stock, $.10 par value, 100,000,000 shares authorized ......                   $     842,181
Consist of:    Class B Shares of Common Stock, $.10 par value, 200,000,000 shares authorized ......                       1,782,873
               Class C Shares of Common Stock, $.10 par value, 100,000,000 shares authorized ......                         970,328
               Class D Shares of Common Stock, $.10 par value, 100,000,000 shares authorized ......                         936,530
               Paid-in capital in excess of par ...................................................                     479,993,816
               Accumulated realized capital losses on investments from the Portfolio--net .........                     (74,385,082)
               Accumulated distributions in excess of realized capital gains on investments
               from the Portfolio--net ............................................................                         (51,624)
               Unrealized depreciation on investments from the Portfolio--net .....................                      (2,543,197)
                                                                                                                      -------------
               Net assets .........................................................................                   $ 407,545,825
                                                                                                                      =============
===================================================================================================================================
Net Asset      Class A--Based on net assets of $76,673,814 and 8,421,813 shares outstanding .......                   $        9.10
Value:                                                                                                                =============
               Class B--Based on net assets of $159,287,324 and 17,828,726 shares outstanding .....                   $        8.93
                                                                                                                      =============
               Class C--Based on net assets of $86,693,442 and 9,703,279 shares outstanding .......                   $        8.93
                                                                                                                      =============
               Class D--Based on net assets of $84,891,245 and 9,365,300 shares outstanding .......                   $        9.06
                                                                                                                      =============
===================================================================================================================================

See Notes to Financial Statements.


                                     6 & 7

                             Merrill Lynch Large Cap Core Fund, October 31, 2001

STATEMENT OF OPERATIONS

MERRILL LYNCH
LARGE CAP
CORE FUND              For the Year Ended October 31, 2001
==================================================================================================================
Investment             Net investment income allocated from the Portfolio:
Income from              Dividends (net of $79 foreign withholding tax) ............                  $  4,190,338
The Portfolio--Net:      Interest ..................................................                       128,182
                         Securities lending--net ...................................                         3,143
                         Expenses ..................................................                    (2,291,020)
                                                                                                      ------------
                       Net investment income from the Portfolio ....................                     2,030,643
                                                                                                      ------------
==================================================================================================================
Expenses:              Account maintenance and distribution fees--Class B ..........   $  1,598,148
                       Account maintenance and distribution fees--Class C ..........        796,335
                       Administration fees .........................................        717,134
                       Transfer agent fees--Class B ................................        168,904
                       Registration fees ...........................................        150,738
                       Account maintenance fees--Class D ...........................        118,858
                       Transfer agent fees--Class C ................................         88,542
                       Printing and shareholder reports ............................         69,760
                       Transfer agent fees--Class A ................................         48,469
                       Transfer agent fees--Class D ................................         43,856
                       Offering costs ..............................................         38,934
                       Professional fees ...........................................         14,842
                       Accounting services .........................................            566
                       Other .......................................................          9,802
                                                                                       ------------
                       Total expenses ..............................................                     3,864,888
                                                                                                      ------------
                       Investment loss--net ........................................                    (1,834,245)
                                                                                                      ------------
==================================================================================================================
Realized &             Realized loss on investments from the Portfolio--net ........                   (74,340,526)
Unrealized Loss from   Change in unrealized appreciation/depreciation on investments
The Portfolio--Net:    from the Portfolio--net .....................................                    (6,797,270)
                                                                                                      ------------
                       Net Decrease in Net Assets Resulting from Operations ........                  $(82,972,041)
                                                                                                      ============
==================================================================================================================

See Notes to Financial Statements.

STATEMENTS OF CHANGES IN NET ASSETS

MERRILL LYNCH                                                                                   For the        For the Period
LARGE CAP                                                                                     Year Ended      Dec. 22, 1999+ to
CORE FUND           Increase (Decrease) in Net Assets:                                     October 31, 2001    October 31, 2000
===============================================================================================================================
Operations:         Investment loss--net ..................................................   $  (1,834,245)      $    (130,757)
                    Realized gain (loss) on investments from the Portfolio--net ...........     (74,340,526)             75,423
                    Change in unrealized appreciation/depreciation on investments from the
                    Portfolio--net ........................................................      (6,797,270)          4,254,073
                                                                                              -------------       -------------
                    Net increase (decrease) in net assets resulting from operations .......     (82,972,041)          4,198,739
                                                                                              -------------       -------------
===============================================================================================================================
Distributions to:   In excess of realized gain on investments from the Portfolio--net:
Shareholders:          Class A ............................................................         (20,142)                 --
                       Class B ............................................................         (14,386)                 --
                       Class C ............................................................          (6,644)                 --
                       Class D ............................................................         (10,452)                 --
                                                                                              -------------       -------------
                    Net decrease in net assets resulting from distributions to shareholders         (51,624)                 --
                                                                                              -------------       -------------
===============================================================================================================================
Capital Share       Net increase in net assets derived from capital share transactions ....     304,992,794         180,877,957
Transactions:                                                                                 -------------       -------------
===============================================================================================================================
Net Assets:         Total increase in net assets ..........................................     221,969,129         185,076,696
                    Beginning of period ...................................................     185,576,696             500,000
                                                                                              -------------       -------------
                    End of period .........................................................   $ 407,545,825       $ 185,576,696
                                                                                              =============       =============
===============================================================================================================================

+     Commencement of operations.

      See Notes to Financial Statements.


                                     8 & 9

                             Merrill Lynch Large Cap Core Fund, October 31, 2001

FINANCIAL HIGHLIGHTS

                                                                                                          Class A
                    The following per share data and ratios have been derived            ----------------------------------------
MERRILL LYNCH       from information provided in the financial statements.                     For the            For the Period
LARGE CAP                                                                                    Year Ended         Dec. 22, 1999+ to
CORE FUND           Increase (Decrease) in Net Asset Value:                               October 31, 2001       October 31, 2000
=================================================================================================================================
Per Share           Net asset value, beginning of period ..............................   $          11.77       $          10.00
Operating                                                                                 ----------------       ----------------
Performance:        Investment income (loss)--net .....................................                .02+++                (.01)
                    Realized and unrealized gain (loss) on investments from the
                    Portfolio--net ....................................................              (2.69)                  1.78
                                                                                          ----------------       ----------------
                    Total from investment operations ..................................              (2.67)                  1.77
                                                                                          ----------------       ----------------
                    Less distributions in excess of realized gain on investments
                    from the Portfolio--net ...........................................                 --@@                   --
                                                                                          ----------------       ----------------
                    Net asset value, end of period ....................................   $           9.10       $          11.77
                                                                                          ================       ================
=================================================================================================================================
Total Investment    Based on net asset value per share ................................            (22.65%)                17.70%@
Return:**                                                                                 ================       ================
=================================================================================================================================
Ratios to Average   Expenses, net of reimbursement++ ..................................              1.05%                  1.21%*
Net Assets:                                                                               ================       ================
                    Expenses++ ........................................................              1.05%                  3.11%*
                                                                                          ================       ================
                    Investment income (loss)--net .....................................               .21%                  (.52%)*
                                                                                          ================       ================
=================================================================================================================================
Supplemental        Net assets, end of period (in thousands) ..........................   $         76,674       $         33,886
Data:                                                                                     ================       ================
=================================================================================================================================

                                                                                                          Class B
                    The following per share data and ratios have been derived            ----------------------------------------
                    from information provided in the financial statements.                     For the            For the Period
                                                                                             Year Ended         Dec. 22, 1999+ to
                    Increase (Decrease) in Net Asset Value:                               October 31, 2001       October 31, 2000
=================================================================================================================================
Per Share           Net asset value, beginning of period ..............................   $          11.67       $          10.00
Operating                                                                                 ----------------       ----------------
Performance:        Investment loss--net ..............................................               (.08)+++               (.01)
                    Realized and unrealized gain (loss) on investments from the
                    Portfolio--net ....................................................              (2.66)                  1.68
                                                                                          ----------------       ----------------
                    Total from investment operations ..................................              (2.74)                  1.67
                                                                                          ----------------       ----------------
                    Less distributions in excess of realized gain on investments
                    from the Portfolio--net ...........................................                 --@@                   --
                                                                                          ----------------       ----------------
                    Net asset value, end of period ....................................   $           8.93       $          11.67
                                                                                          ================       ================
=================================================================================================================================
Total Investment    Based on net asset value per share ................................            (23.47%)                16.70%@
Return:**                                                                                 ================       ================
=================================================================================================================================
Ratios to Average   Expenses, net of reimbursement++ ..................................              2.06%                  2.37%*
Net Assets:                                                                               ================       ================
                    Expenses++ ........................................................              2.06%                  2.70%*
                                                                                          ================       ================
                    Investment loss--net ..............................................              (.80%)                (1.33%)*
                                                                                          ================       ================
=================================================================================================================================
Supplemental        Net assets, end of period (in thousands) ..........................   $        159,287       $         85,036
Data:                                                                                     ================       ================
=================================================================================================================================

                                                                                                          Class C
                    The following per share data and ratios have been derived            ----------------------------------------
                    from information provided in the financial statements.                     For the            For the Period
                                                                                             Year Ended         Dec. 22, 1999+ to
                    Increase (Decrease) in Net Asset Value:                               October 31, 2001       October 31, 2000
=================================================================================================================================
Per Share           Net asset value, beginning of period ..............................   $          11.67       $          10.00
Operating                                                                                 ----------------       ----------------
Performance:        Investment loss--net ..............................................               (.08)+++               (.01)
                    Realized and unrealized gain (loss) on investments from the
                    Portfolio--net ....................................................              (2.66)                  1.68
                                                                                          ----------------       ----------------
                    Total from investment operations ..................................              (2.74)                  1.67
                                                                                          ----------------       ----------------
                    Less distributions in excess of realized gain on investments
                    from the Portfolio--net ...........................................                 --@@                   --
                                                                                          ----------------       ----------------
                    Net asset value, end of period ....................................   $           8.93       $          11.67
                                                                                          ================       ================
=================================================================================================================================
Total Investment    Based on net asset value per share ................................            (23.47%)                16.70%@
Return:**                                                                                 ================       ================
=================================================================================================================================
Ratios to Average   Expenses, net of reimbursement++ ..................................              2.07%                  2.35%*
Net Assets:                                                                               ================       ================
                    Expenses++ ........................................................              2.07%                  2.80%*
                                                                                          ================       ================
                    Investment loss--net ..............................................              (.81%)                (1.34%)*
                                                                                          ================       ================
=================================================================================================================================
Supplemental        Net assets, end of period (in thousands) ..........................   $         86,694       $         41,028
Data:                                                                                     ================       ================
=================================================================================================================================

                                                                                                          Class D
                    The following per share data and ratios have been derived            ----------------------------------------
                    from information provided in the financial statements.                     For the            For the Period
                                                                                             Year Ended         Dec. 22, 1999+ to
                    Increase (Decrease) in Net Asset Value:                               October 31, 2001       October 31, 2000
=================================================================================================================================
Per Share           Net asset value, beginning of period ..............................   $          11.74       $          10.00
Operating                                                                                 ----------------       ----------------
Performance:        Investment loss--net ..............................................                 --+++@@                --@@
                    Realized and unrealized gain (loss) on investments from the
                    Portfolio--net ....................................................              (2.68)                  1.74
                                                                                          ----------------       ----------------
                    Total from investment operations ..................................              (2.68)                  1.74
                                                                                          ----------------       ----------------
                    Less distributions in excess of realized gain on investments
                    from the Portfolio--net ...........................................                 --@@                   --
                                                                                          ----------------       ----------------
                    Net asset value, end of period ....................................   $           9.06       $          11.74
                                                                                          ================       ================
=================================================================================================================================
Total Investment    Based on net asset value per share ................................            (22.80%)                17.40%@
Return:**                                                                                 ================       ================
=================================================================================================================================
Ratios to Average   Expenses, net of reimbursement++ ..................................              1.32%                  1.59%*
Net Assets:                                                                               ================       ================
                    Expenses++ ........................................................              1.32%                  2.10%*
                                                                                          ================       ================
                    Investment loss--net ..............................................              (.05%)                 (.59%)*
                                                                                          ================       ================
=================================================================================================================================
Supplemental        Net assets, end of period (in thousands) ..........................   $         84,891       $         25,627
Data:                                                                                     ================       ================
=================================================================================================================================

  *   Annualized.
 **   Total investment returns exclude the effects of sales charges.
  +   Commencement of operations.
 ++   Includes the Fund's share of the Portfolio's allocated expenses.
+++   Based on average shares outstanding.
  @   Aggregate total investment return.
 @@   Amount is less than $.01 per share.

      See Notes to Financial Statements.


                                     10 & 11

                             Merrill Lynch Large Cap Core Fund, October 31, 2001

NOTES TO FINANCIAL STATEMENTS

MERRILL LYNCH LARGE CAP CORE FUND

1. Significant Accounting Policies:

Merrill Lynch Large Cap Core Fund of Merrill Lynch Large Cap Series Funds, Inc. (the "Fund") is registered under the Investment Company Act of 1940 as a diversified mutual fund. The Fund seeks to achieve its investment objective by investing all of its assets in the Master Large Cap Core Portfolio (the "Portfolio"), which is a portfolio of Master Large Cap Series Trust that has the same investment objective as the Fund. The value of the Fund's investment in the Portfolio reflects the Fund's proportionate interest in the net assets of the Portfolio. The performance of the Fund is directly affected by the performance of the Portfolio. The financial statements of the Portfolio, including the Schedule of Investments, are included elsewhere in this report and should be read in conjunction with the Fund's financial statements. The Fund's financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which may require the use of management accruals and estimates. The percentage of the Portfolio owned by the Fund at October 31, 2001 was 98.8%. The Fund offers four classes of shares under the Merrill Lynch Select Pricing(SM) System. Shares of Class A and Class D are sold with a front-end sales charge. Shares of Class B and Class C may be subject to a contingent deferred sales charge. All classes of shares have identical voting, dividend, liquidation and other rights and the same terms and conditions, except that Class B, Class C and Class D Shares bear certain expenses related to the account maintenance of such shares, and Class B and Class C Shares also bear certain expenses related to the distribution of such shares. Each class has exclusive voting rights with respect to matters relating to its account maintenance and distribution expenditures. The following is a summary of significant accounting policies followed by the Fund.

(a) Valuation of investments--The Fund records its investments in the Portfolio at fair value. Valuation of securities held by the Portfolio is discussed in
Note 1a of the Portfolio's Notes to Financial Statements, which are included elsewhere in this report.

(b) Investment income and expenses--The Fund records daily its proportionate share of the Portfolio's income, expenses and realized and unrealized gains and losses. In addition, the Fund accrues its own expenses.

(c) Income taxes--It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income to its shareholders. Therefore, no Federal income tax provision is required. Under the applicable foreign tax law, a withholding tax may be imposed on interest, dividends and capital gains at various rates.

(d) Prepaid registration fees--Prepaid registration fees are charged to expense as the related shares are issued.

(e) Dividends and distributions--Dividends and distributions paid by the Fund are recorded on the ex-dividend dates. Distributions in excess of realized capital gains are due primarily to differing tax treatments for post-October losses.

(f) Investment transactions--Investment transactions in the Portfolio are accounted for on a trade date basis.

(g) Reclassification--Accounting principles generally accepted in the United States of America require that certain components of net assets be adjusted to reflect permanent differences between financial and tax reporting. Accordingly, the current year's permanent book/tax differences of $1,834,245 have been reclassified between paid-in capital in excess of par and accumulated net investment loss and $1,924 has been reclassified between accumulated net realized capital losses and paid-in capital in excess of par. These reclassifications have no effect on net assets or net asset values per share.

2. Transactions with Affiliates:

Effective January 17, 2001, the Fund has entered into an Administrative Services Agreement with Fund Asset Management, L.P. ("FAM"). The general partner of FAM is Princeton Services, Inc. ("PSI"), a wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("ML & Co."), which is the limited partner. The Fund pays a monthly fee at an annual rate of .25% of the Fund's average daily net assets for the performance of administrative services (other than investment advice and related portfolio activities) necessary for the operation of the Fund.

The Fund has entered into a Distribution Agreement and Distribution Plans with FAM Distributors, Inc. ("FAMD" or the "Distributor"), which is a wholly-owned subsidiary of Merrill Lynch Group, Inc. Pursuant to the Distribution Plans adopted by the Fund in accordance with Rule 12b-1 under the Investment Company Act of 1940, the Fund pays the Distributor ongoing account maintenance and distribution fees. The fees are accrued daily and paid monthly at annual rates based upon the average daily net assets of the shares as follows:

--------------------------------------------------------------------------------
                                                        Account     Distribution
                                                    Maintenance Fee      Fee
--------------------------------------------------------------------------------
Class B ............................................     .25%           .75%
Class C ............................................     .25%           .75%
Class D ............................................     .25%            --
--------------------------------------------------------------------------------

Pursuant to a sub-agreement with the Distributor, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a subsidiary of ML & Co., also provides account maintenance and distribution services to the Fund. The ongoing account maintenance fee compensates the Distributor and MLPF&S for providing account maintenance services to Class B, Class C and Class D shareholders. The ongoing distribution fee compensates the Distributor and MLPF&S for providing shareholder and distribution-related services to Class B and Class C shareholders.

Financial Data Services, Inc. ("FDS"), an indirect, wholly-owned subsidiary of ML & Co., is the Fund's transfer agent.

For the year ended October 31, 2001, FAMD earned underwriting discounts and MLPF&S earned dealer concessions on sales of the Fund's Class A and Class D Shares as follows:

--------------------------------------------------------------------------------
                                                           FAMD          MLPF&S
--------------------------------------------------------------------------------
Class A ..............................................    $    20       $    421
Class D ..............................................    $13,994       $382,555
--------------------------------------------------------------------------------

For the year ended October 31, 2001, MLPF&S received contingent deferred sales charges of $390,113 and $60,917 relating to transactions in Class B and Class C Shares, respectively. Furthermore, MLPF&S received contingent deferred sales charges of $4,180 and $610 relating to transactions subject to front-end sales charge waivers in Class A and Class D Shares.

Certain officers and/or directors of the Fund are officers and/or directors of FAM, FAMD, FDS, and/or ML & Co.

3. Investments:

Increases and decreases in the Fund's investment in the Portfolio for the year ended October 31, 2001 were $309,425,953 and $8,111,677, respectively.

4. Capital Share Transactions:

Net increase in net assets derived from capital share transactions was $304,992,794 and $180,877,957 for the years ended October 31, 2001 and October 31, 2000, respectively.

Transactions in capital shares for each class were as follows:

-------------------------------------------------------------------------------
Class A Shares for the Year                                           Dollar
Ended October 31, 2001                             Shares             Amount
-------------------------------------------------------------------------------
Shares sold ..............................         7,568,665       $ 76,573,570
Shares issued to shareholders
in reinvestment of distributions .........             1,848             19,260
                                                ------------       ------------
Total issued .............................         7,570,513         76,592,830
Shares redeemed ..........................        (2,027,172)       (19,958,849)
                                                ------------       ------------
Net increase .............................         5,543,341       $ 56,633,981
                                                ============       ============
-------------------------------------------------------------------------------


-------------------------------------------------------------------------------
Class A Shares for the Period                                         Dollar
December 22, 1999+ to October 31, 2000         Shares                 Amount
-------------------------------------------------------------------------------
Shares sold ......................             2,886,727           $ 32,689,636
Shares redeemed ..................               (20,755)              (241,717)
                                            ------------           ------------
Net increase .....................             2,865,972           $ 32,447,919
                                            ============           ============
-------------------------------------------------------------------------------
+ Prior to December 22, 1999 (commencement of operations), the Fund issued 12,500 shares to FAM for $125,000.

-------------------------------------------------------------------------------
Class B Shares for the Year                                          Dollar
Ended October 31, 2001                            Shares             Amount
-------------------------------------------------------------------------------
Shares sold ..............................        13,730,860      $ 142,067,715
Shares issued to shareholders
in reinvestment of distributions .........             1,278             13,174
                                               -------------      -------------
Total issued .............................        13,732,138        142,080,889
Shares redeemed ..........................        (3,191,725)       (30,950,188)
                                               -------------      -------------
Net increase .............................        10,540,413      $ 111,130,701
                                               =============      =============
-------------------------------------------------------------------------------


                                    12 & 13

                             Merrill Lynch Large Cap Core Fund, October 31, 2001

NOTES TO FINANCIAL STATEMENTS (concluded)

MERRILL LYNCH LARGE CAP CORE FUND

-------------------------------------------------------------------------------
Class B Shares for the Period                                         Dollar
December 22, 1999+ to October 31, 2000         Shares                 Amount
-------------------------------------------------------------------------------
Shares sold ......................             7,359,876           $ 84,394,620
Shares redeemed ..................               (84,063)              (963,061)
                                            ------------           ------------
Net increase .....................             7,275,813           $ 83,431,559
                                            ============           ============
-------------------------------------------------------------------------------
+ Prior to December 22, 1999 (commencement of operations), the Fund issued 12,500 shares to FAM for $125,000.

-------------------------------------------------------------------------------
Class C Shares for the Year                                           Dollar
Ended October 31, 2001                             Shares             Amount
-------------------------------------------------------------------------------
Shares sold ..............................         7,791,859       $ 79,480,901
Shares issued to shareholders
in reinvestment of distributions .........               608              6,263
                                                ------------       ------------
Total issued .............................         7,792,467         79,487,164
Shares redeemed ..........................        (1,605,618)       (15,496,762)
                                                ------------       ------------
Net increase .............................         6,186,849       $ 63,990,402
                                                ============       ============
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Class C Shares for the Period                                         Dollar
December 22, 1999+ to October 31, 2000         Shares                 Amount
-------------------------------------------------------------------------------
Shares sold ......................             3,546,998           $ 40,569,930
Shares redeemed ..................               (43,068)              (493,883)
                                            ------------           ------------
Net increase .....................             3,503,930           $ 40,076,047
                                            ============           ============
-------------------------------------------------------------------------------
+ Prior to December 22, 1999 (commencement of operations), the Fund issued 12,500 shares to FAM for $125,000.

-------------------------------------------------------------------------------
Class D Shares for the Year                                           Dollar
Ended October 31, 2001                             Shares             Amount
-------------------------------------------------------------------------------
Shares sold ..............................         8,692,552       $ 88,325,532
Shares issued to shareholders
in reinvestment of distributions .........               932              9,686
                                                ------------       ------------
Total issued .............................         8,693,484         88,335,218
Shares redeemed ..........................        (1,510,199)       (15,097,508)
                                                ------------       ------------
Net increase .............................         7,183,285       $ 73,237,710
                                                ============       ============
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Class D Shares for the Period                                         Dollar
December 22, 1999+ to October 31, 2000         Shares                 Amount
-------------------------------------------------------------------------------
Shares sold ......................             2,210,185           $ 25,412,013
Shares redeemed ..................               (40,670)              (489,581)
                                            ------------           ------------
Net increase .....................             2,169,515           $ 24,922,432
                                            ============           ============
-------------------------------------------------------------------------------
+ Prior to December 22, 1999 (commencement of operations), the Fund issued 12,500 shares to FAM for $125,000.

5. Capital Loss Carryforward:

At October 31, 2001, the Fund had a net capital loss carryforward of approximately $66,089,000, all of which expires in 2009. This amount will be available to offset like amounts of any future taxable gains.

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders, Merrill Lynch Large Cap Core Fund (One of the Series constituting Merrill Lynch Large Cap Series Funds, Inc.):

We have audited the accompanying statement of assets and liabilities of Merrill Lynch Large Cap Core Fund as of October 31, 2001, the related statements of operations for the year then ended and changes in net assets and the financial highlights for the year then ended and for the period December 22, 1999 (commencement of operations) to October 31, 2000. These financial statements and the financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and the financial highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements and financial highlights present fairly, in all material respects, the financial position of Merrill Lynch Large Cap Core Fund as of October 31, 2001, the results of its operations, the changes in its net assets, and the financial highlights for the respective stated periods in conformity with accounting principles generally accepted in the United States of America.


Deloitte & Touche LLP
New York, New York
December 14, 2001


                                    14 & 15

                             Merrill Lynch Large Cap Core Fund, October 31, 2001

SCHEDULE OF INVESTMENTS                                          (in US dollars)

             Master Large Cap Core Portfolio
             -----------------------------------------------------------------------------------------------------------------------
                                             Shares                                                                       Percent of
SECTOR       Industry                         Held                         Common Stocks                          Value   Net Assets
====================================================================================================================================
Consumer     Hotels, Restaurants & Leisure    64,000   Darden Restaurants, Inc.                                 $ 2,049,280     0.5%
Discre-                                       80,000  +Harrah's Entertainment, Inc.                               2,330,400     0.6
tionary                                       84,000  +International Game Technology                              4,288,200     1.0
             -----------------------------------------------------------------------------------------------------------------------
             Household Durables               66,000   Centex Corporation                                         2,525,160     0.6
                                             172,000   D.R. Horton, Inc.                                          3,844,200     0.9
                                             117,000   Fortune Brands, Inc.                                       4,311,450     1.0
                                             103,000  +Mohawk Industries, Inc.                                    4,449,600     1.1
                                              71,000   Whirlpool Corporation                                      4,190,420     1.0
             -----------------------------------------------------------------------------------------------------------------------
             Internet & Catalog Retail        76,000  +eBay Inc.                                                  3,988,480     1.0
             -----------------------------------------------------------------------------------------------------------------------
             Leisure Equipment & Products    101,000   Eastman Kodak Company                                      2,582,570     0.6
             -----------------------------------------------------------------------------------------------------------------------
             Media                            51,000  +AOL Time Warner Inc.                                       1,591,710     0.4
             -----------------------------------------------------------------------------------------------------------------------
             Multiline Retail                 44,000   Ross Stores, Inc.                                          1,377,200     0.3
                                              38,000   Wal-Mart Stores, Inc.                                      1,953,200     0.5
             -----------------------------------------------------------------------------------------------------------------------
             Specialty Retail                456,000  +AutoNation, Inc.                                           4,692,240     1.1
                                              78,000  +AutoZone, Inc.                                             4,565,340     1.1
                                              80,000  +Best Buy Co., Inc.                                         4,392,000     1.1
                                             315,000  +Office Depot, Inc.                                         4,284,000     1.0
                                             128,000   The TJX Companies, Inc.                                    4,326,400     1.1
                                             272,000  +Venator Group, Inc.                                        3,944,000     1.0
             -----------------------------------------------------------------------------------------------------------------------
             Textiles & Apparel               93,000   Liz Claiborne, Inc.                                        4,231,500     1.0
                                              88,000  +Polo Ralph Lauren Corporation                              1,937,760     0.5
                                             198,000  +Reebok International Ltd.                                  4,110,480     1.0
             -----------------------------------------------------------------------------------------------------------------------
                                                       Total Consumer Discretionary (Cost--$76,032,144)          75,965,590    18.4
====================================================================================================================================
Consumer     Beverages                        30,000  +Constellation Brands, Inc. (Class A)                       1,231,200     0.3
Staples      -----------------------------------------------------------------------------------------------------------------------
             Food & Drug Retailing           192,000   SUPERVALU Inc.                                             4,097,280     1.0
             -----------------------------------------------------------------------------------------------------------------------
             Food Products                   286,000   Archer-Daniels-Midland Company                             3,983,980     1.0
                                             215,000  +Smithfield Foods, Inc.                                     4,525,750     1.1
                                              51,000   Tyson Foods, Inc. (Class A)                                  499,290     0.1
             -----------------------------------------------------------------------------------------------------------------------
             Tobacco                         177,000   Philip Morris Companies Inc.                               8,283,600     2.0
                                             130,000   UST Inc.                                                   4,369,300     1.0
             -----------------------------------------------------------------------------------------------------------------------
                                                       Total Consumer Staples (Cost--$24,691,947)                26,990,400     6.5
====================================================================================================================================
Energy       Oil & Gas                       108,000   Ashland Inc.                                               4,348,080     1.0
                                             188,000   Exxon Mobil Corporation                                    7,416,600     1.8
                                             176,000   Occidental Petroleum Corporation                           4,456,320     1.1
                                             118,000   Sunoco, Inc.                                               4,416,740     1.1
                                             151,000   USX-Marathon Group                                         4,166,090     1.0
             -----------------------------------------------------------------------------------------------------------------------
                                                       Total Energy (Cost--$23,866,987)                          24,803,830     6.0
====================================================================================================================================
Financials   Banks                            79,000   Astoria Financial Corporation                              4,115,110     1.0
                                             142,000   Bank of America Corporation                                8,376,580     2.0
                                              97,000   First Tennessee National Corporation                       3,351,350     0.8
                                             172,000  +Golden State Bancorp Inc.                                  4,361,920     1.1
                                             135,000   GreenPoint Financial Corp.                                 4,326,750     1.0
                                             200,000   Hibernia Corporation (Class A)                             3,040,000     0.7
                                             181,000   National City Corporation                                  4,778,400     1.2
                                              54,000   North Fork Bancorporation                                  1,506,600     0.4
                                              59,000   Roslyn Bancorp, Inc.                                       1,070,850     0.2
                                             200,000   SouthTrust Corporation                                     4,532,000     1.1
                                              81,000   SunTrust Banks, Inc.                                       4,848,660     1.2
                                              73,000   U.S. Bancorp                                               1,297,940     0.3
                                              15,000   Wachovia Corporation                                         429,000     0.1
                                             173,000   Washington Mutual, Inc.                                    5,222,870     1.3
             -----------------------------------------------------------------------------------------------------------------------
             Diversified Financials          129,000   Citigroup Inc.                                             5,872,080     1.4
                                              80,000   Countrywide Credit Industries, Inc.                        3,194,400     0.8
                                              49,000   Fannie Mae                                                 3,967,040     1.0
             -----------------------------------------------------------------------------------------------------------------------
             Insurance                        47,000   American International Group, Inc.                         3,694,200     0.9
                                              83,000   Loews Corporation                                          4,216,400     1.0
                                             122,000   Old Republic International Corporation                     3,095,140     0.7
                                              14,000   The Progressive Corporation                                1,941,940     0.5
             -----------------------------------------------------------------------------------------------------------------------
                                                       Total Financials (Cost--$80,128,038)                      77,239,230    18.7
====================================================================================================================================
Health Care  Biotechnology                    86,000  +Genzyme Corporation                                        4,639,700     1.1
             -----------------------------------------------------------------------------------------------------------------------
             Health Care Equipment &          25,000   Beckman Coulter Inc.                                       1,061,750     0.3
             Supplies                         13,000   Becton, Dickinson and Company                                465,400     0.1
                                              58,000   Biomet, Inc.                                               1,769,000     0.4
                                              90,000  +Boston Scientific Corporation                              2,046,600     0.5
                                             111,000  +Henry Schein, Inc.                                         3,746,250     0.9
             -----------------------------------------------------------------------------------------------------------------------
             Health Care Providers &         229,000  +DaVita, Inc.                                               4,167,800     1.0
             Services                         72,000  +Express Scripts, Inc. (Class A)                            2,947,680     0.7
                                             109,000   HCA--The Healthcare Corporation                            4,322,940     1.0
                                             217,000  +HEALTHSOUTH Corporation                                    2,825,340     0.7
                                             370,000  +Humana Inc.                                                4,273,500     1.0
                                             127,000   McKesson HBOC, Inc.                                        4,697,730     1.1
                                             171,000  +Oxford Health Plans, Inc.                                  4,028,760     1.0
                                              51,000  +Quest Diagnostics Incorporated                             3,334,380     0.8
                                             667,000  +Service Corporation International                          4,248,790     1.0
                                              87,000  +Tenet Healthcare Corporation                               5,004,240     1.2
                                              68,000  +Trigon Healthcare, Inc.                                    4,174,520     1.0
                                              74,000   UnitedHealth Group Incorporated                            4,865,500     1.2
                                              81,000  +Universal Health Services, Inc. (Class B)                  3,271,590     0.8
                                              40,000  +Wellpoint Health Networks Inc.                             4,463,600     1.1
             -----------------------------------------------------------------------------------------------------------------------
             Pharmaceuticals                  49,000  +Barr Laboratories, Inc.                                    3,567,200     0.9
                                              35,000   Bristol-Myers Squibb Company                               1,870,750     0.5
                                              63,000   Hillenbrand Industries, Inc.                               3,340,260     0.8
                                             187,000  +IVAX Corporation                                           3,842,850     0.9
                                             198,000   Johnson & Johnson                                         11,466,180     2.8


                                    16 & 17

                             Merrill Lynch Large Cap Core Fund, October 31, 2001

SCHEDULE OF INVESTMENTS (concluded)                              (in US dollars)

             Master Large Cap Core Portfolio (concluded)
             -----------------------------------------------------------------------------------------------------------------------
                                             Shares                                                                       Percent of
SECTOR       Industry                         Held                         Common Stocks                          Value   Net Assets
====================================================================================================================================
Health Care  Pharmaceuticals                 120,000  +King Pharmaceuticals, Inc.                               $ 4,678,800     1.1%
(concluded)  (concluded)                      37,000   Merck & Co., Inc.                                          2,360,970     0.6
                                             118,000   Mylan Laboratories, Inc.                                   4,350,660     1.1
                                             167,000   Pfizer Inc.                                                6,997,300     1.7
             -----------------------------------------------------------------------------------------------------------------------
                                                       Total Health Care (Cost--$111,368,194)                   112,830,040    27.3
====================================================================================================================================
Industrials  Building Products               109,000   Valero Energy Corporation                                  4,098,400     1.0
             -----------------------------------------------------------------------------------------------------------------------
             Commercial Services &           170,000  +Concord EFS, Inc.                                          4,652,900     1.1
             Supplies                        125,000   Deluxe Corporation                                         4,375,000     1.1
                                              77,000   First Data Corporation                                     5,202,890     1.3
                                             125,000   H & R Block, Inc.                                          4,260,000     1.0
                                              55,000   Pitney Bowes Inc.                                          2,016,300     0.5
             -----------------------------------------------------------------------------------------------------------------------
             Industrial Conglomerates        309,000   General Electric Company                                  11,250,690     2.7
             -----------------------------------------------------------------------------------------------------------------------
             Road & Rail                     112,000   CSX Corporation                                            3,774,400     0.9
                                             216,000   Norfolk Southern Corporation                               3,618,000     0.9
             -----------------------------------------------------------------------------------------------------------------------
             Trading Companies &              38,000   Genuine Parts Company                                      1,235,000     0.3
             Distributors
             -----------------------------------------------------------------------------------------------------------------------
                                                       Total Industrials (Cost--$47,458,868)                     44,483,580    10.8
====================================================================================================================================
Information  Communications Equipment        117,000  +Advanced Fibre Communications, Inc.                        2,179,710     0.5
Technology                                    59,000  +Cisco Systems, Inc.                                          998,280     0.2
                                              35,000   Harris Corporation                                         1,199,800     0.3
             -----------------------------------------------------------------------------------------------------------------------
             Computers & Peripherals          35,000   International Business Machines Corporation                3,782,450     0.9
             -----------------------------------------------------------------------------------------------------------------------
             IT Consulting & Services         48,000  +CSG Systems International, Inc.                            1,500,480     0.4
                                              92,000   Electronic Data Systems Corporation                        5,922,040     1.4
             -----------------------------------------------------------------------------------------------------------------------
             Semiconductor Equipment &       116,000   Intel Corporation                                          2,832,720     0.7
             Products
             -----------------------------------------------------------------------------------------------------------------------
             Software                         63,000   Computer Associates International, Inc.                    1,947,960     0.5
                                             114,000  +Microsoft Corporation                                      6,629,100     1.6
             -----------------------------------------------------------------------------------------------------------------------
                                                       Total Information Technology (Cost--$27,553,579)          26,992,540     6.5
====================================================================================================================================
Materials    Chemicals                        22,000   The Lubrizol Corporation                                     619,080     0.2
             -----------------------------------------------------------------------------------------------------------------------
                                                       Total Materials (Cost--$712,169)                             619,080     0.2
====================================================================================================================================
Telecommun-  Diversified                      35,000   SBC Communications Inc.                                    1,333,850     0.3
ications     Telecommunication                46,000   Sprint Corporation                                           920,000     0.2
Services     Services                         30,000   Verizon Communications                                     1,494,300     0.4
             -----------------------------------------------------------------------------------------------------------------------
                                                       Total Telecommunications Services (Cost--$3,838,382)       3,748,150     0.9
====================================================================================================================================
Utilities    Electric Utilities              110,000   FirstEnergy Corp.                                          3,790,600     0.9
                                             109,000   Reliant Energy, Inc.                                       3,046,550     0.8
                                              82,000   TXU Corp.                                                  3,758,880     0.9
                                             138,000   UtiliCorp United Inc.                                      4,088,940     1.0
             -----------------------------------------------------------------------------------------------------------------------
             Gas Utilities                   158,000   Sempra Energy                                              3,697,200     0.9
             -----------------------------------------------------------------------------------------------------------------------
                                                       Total Utilities (Cost--$18,975,946)                       18,382,170     4.5
====================================================================================================================================
                                                       Total Common Stocks (Cost--$414,626,254)                 412,054,610    99.8
====================================================================================================================================

                                              Face
                                             Amount                      Short-Term Securities
====================================================================================================================================
             Commercial Paper*            $1,220,000   General Motors Acceptance Corp., 2.73% due 11/01/2001      1,220,000     0.3
             -----------------------------------------------------------------------------------------------------------------------
                                                       Total Short-Term Securities (Cost--$1,220,000)             1,220,000     0.3
====================================================================================================================================
             Total Investments (Cost--$415,846,254)                                                             413,274,610   100.1

             Liabilities in Excess of Other Assets                                                                 (438,188)   (0.1)
                                                                                                               ------------   ------
             Net Assets                                                                                        $412,836,422   100.0%
                                                                                                               ============   ======
====================================================================================================================================

* Commercial Paper is traded on a discount basis; the interest rate shown reflects the discount rate paid at the time of purchase by the Portfolio.
+     Non-income producing security.

      See Notes to Financial Statements.


                                    18 & 19

                             Merrill Lynch Large Cap Core Fund, October 31, 2001

STATEMENT OF ASSETS AND LIABILITIES

MASTER LARGE CAP
CORE PORTFOLIO     As of October 31, 2001
=====================================================================================================================
Assets:            Investments, at value (including securities loaned of $15,934,352)
                   (identified cost--$415,846,254) ..................................                   $ 413,274,610
                   Investments held as collateral for loaned securities, at value ...                      16,383,800
                   Cash .............................................................                           7,173
                   Receivables:
                     Securities sold ................................................   $  10,961,578
                     Contributions ..................................................       1,660,031
                     Dividends ......................................................         221,024
                     Loaned securities ..............................................           2,931      12,845,564
                                                                                        -------------
                   Prepaid expenses and other assets ................................                          30,315
                                                                                                        -------------
                   Total assets .....................................................                     442,541,462
                                                                                                        -------------
=====================================================================================================================
Liabilities:       Collateral on securities loaned, at value ........................                      16,383,800
                   Payables:
                     Securities purchased ...........................................      12,308,365
                     Withdrawals ....................................................         714,650
                     Investment adviser .............................................         186,806      13,209,821
                                                                                        -------------
                   Accrued expenses .................................................                         111,419
                                                                                                        -------------
                   Total liabilities ................................................                      29,705,040
                                                                                                        -------------
=====================================================================================================================
Net Assets:        Net assets .......................................................                   $ 412,836,422
                                                                                                        =============
=====================================================================================================================
Net Assets         Partners' capital ................................................                   $ 415,408,066
Consist of:        Unrealized depreciation on investments--net ......................                      (2,571,644)
                                                                                                        -------------
                   Net assets .......................................................                   $ 412,836,422
                                                                                                        =============
=====================================================================================================================

See Notes to Financial Statements.

STATEMENT OF OPERATIONS

MASTER
LARGE CAP
CORE PORTFOLIO       For the Year Ended October 31, 2001
=====================================================================================================================
Investment           Dividends (net of $80 foreign withholding tax) ...................                  $  4,211,776
Income:              Interest and discount earned .....................................                       128,641
                     Securities lending--net ..........................................                         3,180
                                                                                                         ------------
                     Total income .....................................................                     4,343,597
                                                                                                         ------------
=====================================================================================================================
Expenses:            Investment advisory fees .........................................   $  1,861,524
                     Accounting services ..............................................        260,332
                     Custodian fees ...................................................         83,013
                     Professional fees ................................................         64,787
                     Trustees' fees and expenses ......................................         21,902
                     Printing and shareholder reports .................................          4,733
                     Offering costs ...................................................          1,111
                     Pricing fees .....................................................            485
                     Other ............................................................          4,513
                                                                                          ------------
                     Total expenses ...................................................                     2,302,400
                                                                                                         ------------
                     Investment income--net ...........................................                     2,041,197
                                                                                                         ------------
=====================================================================================================================
Realized &           Realized loss on investments--net ................................                   (74,626,048)
Unrealized Loss on   Change in unrealized appreciation/depreciation on investments--net                    (6,840,430)
Investments--Net:                                                                                        ------------
                     Net Decrease in Net Assets Resulting from Operations .............                  $(79,425,281)
                                                                                                         ============
=====================================================================================================================

See Notes to Financial Statements.


                                    20 & 21

                             Merrill Lynch Large Cap Core Fund, October 31, 2001

STATEMENTS OF CHANGES IN NET ASSETS

                                                                                                   For the          For the Period
MASTER LARGE CAP                                                                                 Year Ended       Dec. 22, 1999+ to
CORE PORTFOLIO          Increase (Decrease) in Net Assets:                                    October 31, 2001     October 31, 2000
===================================================================================================================================
Operations:             Investment income (loss)--net ....................................   $       2,041,197    $         (28,451)
                        Realized gain (loss) on investments--net .........................         (74,626,048)             156,192
                        Change in unrealized appreciation/depreciation on investments--net          (6,840,430)           4,268,786
                                                                                             -----------------    -----------------
                        Net increase (decrease) in net assets resulting from operations ..         (79,425,281)           4,396,527
                                                                                             -----------------    -----------------
===================================================================================================================================
Capital Transactions:   Proceeds from contributions ......................................         391,679,473          183,274,095
                        Fair value of withdrawals ........................................         (85,683,037)          (2,405,355)
                                                                                             -----------------    -----------------
                        Net increase in net assets derived from capital transactions .....         305,996,436          180,868,740
                                                                                             -----------------    -----------------
===================================================================================================================================
Net Assets:             Total increase in net assets .....................................         226,571,155          185,265,267
                        Beginning of period ..............................................         186,265,267            1,000,000
                                                                                             -----------------    -----------------
                        End of period ....................................................   $     412,836,422    $     186,265,267
                                                                                             =================    =================
===================================================================================================================================

+     Commencement of operations.

      See Notes to Financial Statements.

FINANCIAL HIGHLIGHTS

                    The following per share data and ratios have been derived
                    from information provided in the financial statements.             For the          For the Period
MASTER LARGE CAP                                                                     Year Ended       Dec. 22, 1999+ to
CORE PORTFOLIO      Increase (Decrease) in Net Asset Value:                       October 31, 2001     October 31, 2000
=======================================================================================================================
Ratios to Average   Expenses, net of reimbursement ...........................                .67%                1.09%*
Net Assets:                                                                      =================    =================
                    Expenses .................................................                .67%                1.17%*
                                                                                 =================    =================
                    Investment income (loss)--net ............................                .59%                (.20%)*
                                                                                 =================    =================
=======================================================================================================================
Supplemental        Net assets, end of period (in thousands) .................   $         412,836    $         186,265
Data:                                                                            =================    =================
                    Portfolio turnover .......................................             162.28%               79.18%
                                                                                 =================    =================
=======================================================================================================================

*     Annualized.
+     Commencement of operations.

      See Notes to Financial Statements.

NOTES TO FINANCIAL STATEMENTS

MASTER LARGE CAP CORE PORTFOLIO

1. Significant Accounting Policies:

Master Large Cap Core Portfolio (the "Portfolio") is part of Master Large Cap Series Trust (the "Trust"). The Portfolio is registered under the Investment Company Act of 1940 and is organized as a Delaware business trust. The Declaration of Trust permits the Trustees to issue nontransferable interests in the Portfolio, subject to certain limitations. The Portfolio's financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which may require the use of management accruals and estimates. The following is a summary of significant accounting policies followed by the Portfolio.

(a) Valuation of investments--Portfolio securities that are traded on stock exchanges are valued at the last sale price as of the close of business on the day the securities are being valued or, lacking any sales, at the closing bid price. Securities traded in the over-the-counter market are valued at the last available bid price prior to the time of valuation. Portfolio securities that are traded both in the over-the-counter market and on a stock exchange are valued according to the broadest and most representative market. Options written or purchased are valued at the last sale price in the case of exchange-traded options. In the case of options traded in the over-the-counter market, valuation is the last asked price (options written) or the last bid price (options purchased). Short-term securities are valued at amortized cost, which approximates market value. Other investments, including futures contracts and related options, are stated at market value. Securities and assets for which market quotations are not readily available are valued at fair market value, as determined in good faith by or under the direction of the Trust's Board of Trustees.

(b) Derivative financial instruments--The Portfolio may engage in various portfolio investment techniques to increase or decrease the level of risk to which the Portfolio is exposed more quickly and efficiently than transactions in other types of investments. Losses may arise due to changes in the value of the contract or if the counterparty does not perform under the contract.

o Financial futures contracts--The Portfolio may purchase or sell financial futures contracts and options on such futures contracts for the purpose of hedging the market risk on existing securities or the intended purchase of securities. Upon entering into a contract, the Portfolio deposits and maintains as collateral such initial margin as required by the exchange on which the transaction is effected. Pursuant to the contract, the Portfolio agrees to receive from or pay to the broker an amount of cash equal to the daily fluctuation in value of the contract. Such receipts or payments are known as variation margin and are recorded by the Portfolio as unrealized gains or losses. When the contract is closed, the Portfolio records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

o Options--The Portfolio is authorized to purchase and write call and put options. When the Portfolio writes an option, an amount equal to the premium received by the Portfolio is reflected as an asset and an equivalent liability. The amount of the liability is subsequently marked to market to reflect the current market value of the option written. When a security is purchased or sold through an exercise of an option, the related premium paid (or received) is added to (or deducted from) the basis of the security acquired or deducted from (or added to) the proceeds of the security sold. When an option expires (or the Portfolio enters into a closing transaction), the Portfolio realizes a gain or loss on the option to the extent of the premiums received or paid (or a gain or loss to the extent that the cost of the closing transaction exceeds the premium paid or received).

Written and purchased options are non-income producing investments.

o Forward foreign exchange contracts--The Portfolio is authorized to enter into forward foreign exchange contracts as a hedge against either specific transactions or portfolio


                                    22 & 23

                             Merrill Lynch Large Cap Core Fund, October 31, 2001

NOTES TO FINANCIAL STATEMENTS (concluded)

MASTER LARGE CAP CORE PORTFOLIO

positions. Such contracts are not entered on the Portfolio's records. However, the effect on operations is recorded from the date the Portfolio enters into such contracts.

o Foreign currency options and futures--The Portfolio may also purchase or sell listed or over-the-counter foreign currency options, foreign currency futures and related options on foreign currency futures as a short or long hedge against possible variations in foreign exchange rates. Such transactions may be effected with respect to hedges on non-US dollar denominated securities owned by the Portfolio, sold by the Portfolio but not yet delivered, or committed or anticipated to be purchased by the Portfolio.

(c) Foreign currency transactions--Transactions denominated in foreign currencies are recorded at the exchange rate prevailing when recognized. Assets and liabilities denominated in foreign currencies are valued at the exchange rate at the end of the period. Foreign currency transactions are the result of settling (realized) or valuing (unrealized) assets or liabilities expressed in foreign currencies into US dollars. Realized and unrealized gains or losses from investments include the effects of foreign exchange rates on investments.

(d) Income taxes--The Portfolio is classified as a partnership for Federal income tax purposes. As such, each investor in the Portfolio is treated as owner of its proportionate share of the net assets, income, expenses and realized and unrealized gains and losses of the Portfolio. Accordingly, as a "pass through" entity, the Portfolio pays no income dividends or capital gains distributions. Therefore, no Federal income tax provision is required. Under the applicable foreign tax law, a withholding tax may be imposed on interest, dividends and capital gains at various rates. It is intended that the Portfolio's assets will be managed so an investor in the Portfolio can satisfy the requirements of subchapter M of the Internal Revenue Code.

(e) Security transactions and investment income--Security transactions are accounted for on the date the securities are purchased or sold (the trade dates). Realized gains and losses on security transactions are determined on the identified cost basis. Dividend income is recorded on the ex-dividend dates. Dividends from foreign securities where the ex-dividend date may have passed are subsequently recorded when the Portfolio has determined the ex-dividend date. Interest income is recognized on the accrual basis. The Portfolio will adopt the provisions to amortize all premiums and discounts on debt securities effective November 1, 2001, as now required under the new AICPA Audit and Accounting Guide for Investment Companies. The cumulative effect of this accounting change will have no impact on the total net assets of the Portfolio. As of October 31, 2001, no debt securities were held by the Portfolio.

(f) Securities lending--The Portfolio may lend securities to financial institutions that provide cash or securities issued or guaranteed by the U.S. government as collateral, which will be maintained at all times in an amount equal to at least 100% of the current market value of the loaned securities. Where the Portfolio receives securities as collateral for the loaned securities, the Portfolio typically receives the income on both the loaned securities and the collateral and, as a result, the Portfolio's yield may increase. Where the Portfolio receives cash collateral, it may invest such collateral and retain the amount earned on such investment, net of any amount rebated to the borrower. The Portfolio may receive a flat fee for its loans. Loans of securities are terminable at any time and the borrower, after notice, is required to return borrowed securities within five business days. The Portfolio may pay reasonable finder's, lending agent, administrative and custodial fees in connection with its loans. In the event that the borrower defaults on its obligation to return borrowed securities because of insolvency or for any other reason, the Portfolio could experience delays and costs in gaining access to the collateral. The Portfolio also could suffer a loss where the value of the collateral falls below the market value of the borrowed securities, in the event of borrower default or in the event of losses on investments made with cash collateral.

2. Investment Advisory Agreement and Transactions with Affiliates:

The Trust has entered into an Investment Advisory Agreement with Fund Asset Management, L.P. ("FAM"). The general partner of FAM is Princeton Services, Inc. ("PSI"), an indirect, wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("ML & Co."), which is the limited partner.

FAM is responsible for the management of the Portfolio's investments and provides the necessary personnel, facilities, equipment and certain other services necessary to the operations of the Portfolio. For such services, the Portfolio pays a monthly fee at an annual rate of .50% of the average daily value of the Portfolio's net assets. Prior to January 17, 2001, the annual rate was .75%.

The Portfolio has received an exemptive order from the Securities and Exchange Commission permitting it to lend portfolio securities to Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a subsidiary of ML & Co., or its affiliates. Pursuant to that order, the Portfolio also has retained QA Advisors, LLC ("QA Advisors"), an affiliate of FAM, as the securities lending agent for a fee based on a share of the returns on investment of cash collateral. QA Advisors may, on behalf of the Portfolio, invest cash collateral received by the Portfolio for such loans, among other things, in a private investment company managed by QA Advisors or in registered money market funds advised by FAM or its affiliates. For the year ended October 31, 2001, QA Advisors received $2,333 in securities lending agent fees.

Prior to January 1, 2001, FAM provided accounting services to the Portfolio at its cost and the Portfolio reimbursed FAM for these services. FAM continues to provide certain accounting services to the Portfolio. The Portfolio reimburses FAM at its cost for such services. For the year ended October 31, 2001, the Portfolio reimbursed FAM an aggregate of $95,866 for the above-described services. The Portfolio entered into an agreement with State Street Bank and Trust Company ("State Street"), effective January 1, 2001, pursuant to which State Street provides certain accounting services to the Portfolio. The Portfolio pays a fee for these services.

Certain officers and/or trustees of the Trust are officers and/or directors of FAM, PSI, and/or ML & Co.

3. Investments:

Purchases and sales of investments, excluding short-term securities, for the year ended October 31, 2001 were $864,166,120 and $547,301,546, respectively.

Net realized gains (losses) for the year ended October 31, 2001 and net unrealized losses as of October 31, 2001 were as follows:

-------------------------------------------------------------------------------
                                                Realized           Unrealized
                                             Gains (Losses)           Losses
-------------------------------------------------------------------------------
Long-term investments ................        $(74,626,481)        $ (2,571,644)
Short-term investments ...............                 433                   --
                                              ------------         ------------
Total ................................        $(74,626,048)        $ (2,571,644)
                                              ============         ============
-------------------------------------------------------------------------------

As of October 31, 2001, net unrealized depreciation for Federal income tax purposes aggregated $11,021,653, of which $19,610,212 related to appreciated securities and $30,631,865 related to depreciated securities. At October 31, 2001, the aggregate cost of investments for Federal income tax purposes was $424,296,263.

4. Short-Term Borrowings:

The Portfolio along with certain other funds managed by FAM and its affiliates, is party to a $1,000,000,000 credit agreement with Bank One, N.A. and certain other lenders. The Portfolio may borrow under the credit agreement to fund partner withdrawals and for other lawful purposes other than for leverage. The Portfolio may borrow up to the maximum amount allowable under the Portfolio's current prospectus and statement of additional information, subject to various other legal, regulatory or contractual limits. The Portfolio pays a commitment fee of .09% per annum based on the Portfolio's pro rata share of the unused portion of the facility. Amounts borrowed under the facility bear interest at a rate equal to, at each fund's election, the Federal Funds rate plus .50% or a base rate as determined by Bank One, N.A. The Portfolio did not borrow under the facility during the year ended October 31, 2001.


                                    24 & 25

                             Merrill Lynch Large Cap Core Fund, October 31, 2001

INDEPENDENT AUDITORS' REPORT

The Board of Trustees and Investors, Master Large Cap Core Portfolio (One of the Series constituting Master Large Cap Series Trust):

We have audited the accompanying statement of assets and liabilities, including the schedule of investments, of Master Large Cap Core Portfolio as of October 31, 2001, the related statements of operations for the year then ended and changes in net assets and the financial highlights for the year then ended and for the period December 22, 1999 (commencement of operations) to October 31, 2000. These financial statements and the financial highlights are the responsibility of the Portfolio's management. Our responsibility is to express an opinion on these financial statements and the financial highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the financial highlights are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned at October 31, 2001 by correspondence with the custodian and brokers; where replies were not received from brokers, we performed other auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements and financial highlights present fairly, in all material respects, the financial position of Master Large Cap Core Portfolio as of October 31, 2001, the results of its operations, the changes in its net assets, and the financial highlights for the respective stated periods in conformity with accounting principles generally accepted in the United States of America.


Deloitte & Touche LLP
New York, New York
December 14, 2001

IMPORTANT TAX INFORMATION (unaudited)

All of the ordinary income distributions paid by Merrill Lynch Large Cap Core Fund to shareholders of record on December 13, 2000 qualifies for the dividends received deduction for corporations.

Please retain this information for your records.

OFFICERS AND DIRECTORS/TRUSTEES

Terry K. Glenn, President and Director/Trustee
James H. Bodurtha, Director/Trustee
Herbert I. London, Director/Trustee
Joseph L. May, Director/Trustee
Andre F. Perold, Director/Trustee
Roberta Cooper Ramo, Director/Trustee
Robert C. Doll, Jr., Senior Vice President and Portfolio Manager
Linda J. Gardner, Vice President
Philip E. Laverson, Vice President
Donald C. Burke, Vice President and Treasurer
Alice A. Pellegrino, Secretary

Custodian

Brown Brothers Harriman & Co.
40 Water Street
Boston, MA 02109-3661

Transfer Agent

Financial Data Services, Inc.
4800 Deer Lake Drive East
Jacksonville, FL 32246-6484
(800) 637-3863


                                    26 & 27

[LOGO] Merrill Lynch  Investment Managers
                        [GRAPHIC OMITTED]

This report is not authorized for use as an offer of sale or a solicitation of an offer to buy shares of the Fund unless accompanied or preceded by the Fund's current prospectus. Past performance results shown in this report should not be considered a representation of future performance. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Statements and other information herein are as dated and are subject to change.

Merrill Lynch Large Cap Core Fund of
Merrill Lynch Large Cap Series Funds, Inc.
Box 9011
Princeton, NJ
08543-9011

[RECYCLE LOGO] Printed on post-consumer recycled paper           #CAPCORE--10/01